Exhibit 10.5

PROPERTY MANAGEMENT AGREEMENT

This Property Management Agreement (this “Agreement”) is made and entered into by and between Mobile Home Rentals LLC (the “Property Manager”), and Gvest Finance LLC, a North Carolina limited liability company, and Gvest Homes I LLC, a Delaware limited liability company (together, the “Company”), dated as of December 17, 2020.

RECITALS:

The Company owns or will be purchasing mobile homes (the “Mobile Homes”) located in the parks on Exhibit A.

The Company desires to hire the Property Manager to manage the Mobile Homes.

The Property Manager is willing to manage the Mobile Homes effective as of the date of this Agreement.

The Company and the Property Manager have agreed as to the terms and conditions of their agreement and they now desire to reduce their agreement to writing. The following is the detailing of the effective terms of the agreement.

AGREEMENT:

Incorporation of Recitals. It is agreed that the recitals set forth above are hereby incorporated into the agreement of the parties and shall be deemed part of this Agreement.

Length of Agreement. This Agreement shall automatically renew every year unless cancelled by one of the Parties with 30 days notice.

Notice. Any notice required to be provided pursuant to this Agreement shall be in writing and shall either be delivered in person or sent by certified mail, return receipt requested, sent to the addresses set forth herein and to the attention of the applicable party. It is agreed that if notice is to be provided by certified mail, it shall be deemed received when actually received or when notice is rejected. As of the date of this Agreement the addresses of the parties are as follows:

Company:

c/o Gvest Finance LLC

136 Main Street

Pineville, NC 28134

Property Manager:

Mobile Home Rentals LLC

136 Main Street

Pineville, NC 28134

info@mobilehome.rentals

Responsibilities of the Property Manager. The Company appoints the Property Manager as its lawful agent and attorney in fact with full authority to do any and all lawful things necessary for the fulfillment of the provisions of this Agreement, including but not limited to the following:

1. Collecting all rents due as they become due and giving receipts therefore; rendering to the Company a monthly accounting of rents collected and expenses and debt service paid out.

2. Making or causing to be made all decorating, maintenance, alterations and repairs to the Mobile Homes and hiring and supervising all employees and other individuals and entities to accomplish the duties set forth herein.

3. Advertising the Mobile Homes and displaying signs on the Mobile Homes; renting and leasing the Mobile Homes; signing, renewing and canceling rental agreements and leases for the Mobile Homes or any part thereof; initiating legal actions to recover unpaid rent and for loss of or damage to any part of the Mobile Homes and/or furnishings thereof; and if appropriate, in the discretion of the Property Manager, to compromise, settle and release said legal proceedings or lawsuits. Initiating lawsuits also includes the right to hire an attorney to bring said legal actions.

Indemnification and holding the Property Manager Harmless. It is agreed that the Company does hereby agree to indemnify and hold the Property Manager harmless from any and all claims, charges, debts, demands and lawsuits or threatened lawsuits, including but not limited to attorney’s fees, court costs and costs of expert witnesses, and from any liability for injury (or even death) occurring on or about the Mobile Homes which may be suffered by an employee, tenant, invitee or anyone else who is in the Mobile Homes related to any acts or omissions performed in connection with the Property Manager managing the Mobile Homes, in good faith and in a manner reasonably believed to be in the best interests of the Company and within the scope of the authority conferred on the Property Manager by this Agreement or by law, unless the act or omission resulted from the Property Manager’s willful misconduct, bad faith, gross negligence or reckless disregard of its obligations and duties to the Company.

Compensation to be paid to the Property Manager; and Absorption of Losses from Mobile Homes. The Property Manager shall be entitled to a fee that is equal to (a) six percent (6%) of the gross revenues that the Property Manager collects from the Mobile Homes each month, plus additional amounts equal to its documented expenses incurred each month, which fee is payable by the Company monthly within ten days of receipt of an invoice from the Property Manager for such fee and (b) an amount equal to ninety five percent (95%) of the net income from the Mobile Homes after expenses (including the fees and expense reimbursement of the Property Manager referred to in clause (a)) payable quarterly if and to the extent that there is net income from the Mobile Homes. The remaining five percent of net income shall be retained by the Company. Subject to the indemnification provisions of this Agreement, the Property Manager is responsible to satisfy any economic losses resulting from the operation of the Mobile Homes to the extent that such economic losses exceed the revenues resulting from the operation of the Mobile Homes.

Agreement governed by the laws of the State of North Carolina. This Agreement shall be governed by the laws of the State of North Carolina and the applicable court to hear any matter regarding this Agreement shall be in the county where the Mobile Home Park is located.

Entire Agreement. This is the entire agreement of the parties. Any modification to this Agreement must be in writing for the protection of the parties.

Facsimile Or E-Mail Signatures Are Binding Signatures. It is agreed that facsimile or e- mail signatures shall be binding signatures.

Counterparts. This Agreement may be signed in counterpart and once signed by all parties there shall be a binding Agreement.

No Presumptions. It is agreed that both the Company and the Property Manager have had input regarding the terms of this Agreement and thus no presumptions shall be made for or against any party to this Agreement.

IN WITNESS WHEREOF, this Agreement shall be effective as of the date, first above written.

COMPANY:

Gvest Finance LLC

By:	/s/ Raymond M. Gee
Name:	Raymond M. Gee
Title:	Manager

Gvest Homes I LLC

By:	/s/ Raymond M. Gee
Name:	Raymond M. Gee
Title:	Manager

PROPERTY MANAGER:

Mobile Home Rentals LLC

By:	/s/ Michael Z. Anise
Name:	Michael Z. Anise
Title:	CFO

Exhibit A

Freedom Spring, Patriot Estates, and Liberty Circle Manufactured Housing Communities, consisting of 225 pads located in Centerville, GA.

Hidden Valley, Hermitage Pond, Hyler Estates, Paradise Garden, and Davis Estates, consisting of 187 pads located in Lexington, SC.

Countryside, consisting of 108 pads located in Lancaster, SC.

Crestview, consisting of 113 pads located in East Flat Rock, NC

Maple Hills, consisting of 73 pads located in Mills River, NC

A-1